                                                                 EXHIBIT (A)(19)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase dated March 16, 1998, the Supplement to the Offer to Purchase dated March 30, 1998 and the related revised Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Great Universal Acquisition Corp. by Bear, Stearns & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                       Great Universal Acquisition Corp.
                    an indirect wholly-owned subsidiary of
                      The Great Universal Stores P.L.C.

          Has Increased the Price of its Offer to Purchase for Cash
               All Outstanding Shares of Common Stock
         (Including the Associated Preferred Share Purchase Rights)

                                      of
                            Metromail Corporation

                                      to

                             $34.50 Net Per Share
                    (Subject to Condition Described Below)

     Great Universal Acquisition Corp., a Delaware corporation (the "Purchaser"), which is an indirect wholly-owned subsidiary of The Great Universal Stores P.L.C., a corporation organized under the laws of England ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Metromail Corporation, a Delaware corporation (the "Company"), at a price of $34.50 per Share ($31.50 per Share if the Merger Agreement and the Stock Purchase Agreements, as such terms are defined below, do not continue in full force and effect in accordance with their terms), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 16, 1998 (the "Offer to Purchase"), the Supplement to the Offer to Purchase, dated March 30, 1998 (the "Supplement") and in the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
 THE OFFER HAS NOT BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
 AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 10, 1998, UNLESS THE
                              OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to any Shares acquired pursuant to the Stock Purchase Agreements (as defined in the Offer to Purchase) simultaneously with the acceptance of Shares for payment pursuant to the Offer, represents a majority of all outstanding Shares on a fully-diluted basis and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The waiting period under the HSR Act with respect to the Offer expired at 11:59 p.m., New York City time, on March 28, 1998. The Offer is also subject to other terms and conditions.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 12, 1998 (as modified by the letter of Parent described below, the "Merger Agreement"), by and among Parent, the Purchaser and the Company. By letter dated March 26, 1998, Parent, among other things, exercised its right under such Merger Agreement to increase the per Share cash consideration from $31.50 to $34.50 per share, upon the terms and subject to the conditions set forth in such Merger Agreement, provided that such Merger Agreement and the Stock Purchase Agreements continue in full force and effect in accordance with their terms. Parent will promptly issue a press release if at any time prior to the Expiration Date any provision of the Merger Agreement or any Stock Purchase Agreement does not continue to be in full force and effect in accordance with its terms. The Merger Agreement provides that, following the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger") and each outstanding Share (other than Shares held by the Company, Parent, the Purchaser or any other wholly-owned subsidiary of Parent, and Shares held by stockholders who perfect dissenters' rights under Delaware law) will be converted into the right to receive $34.50 per Share ($31.50 per Share if the Merger Agreement and the Stock Purchase Agreements do not continue in full force and effect in accordance with their terms) in cash, without interest thereon, or any higher price paid in the Offer (the "Offer Price"). The Company has amended the Rights Agreement dated as of February 24, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent, make the Rights Agreement inapplicable to Parent, Purchaser, and their respective affiliates and associates in connection with the transactions contemplated by the Merger Agreement and the Stock Purchase Agreements.

     In connection with the Merger Agreement, Parent entered into Stock Purchase Agreements with certain stockholders of the Company (R.R. Donnelley & Sons Company and certain members of the Company's management) who collectively own approximately 40.4% of the outstanding Shares, pursuant to which such stockholders agreed, among other things, to sell their shares to Parent at the Offer Price. Parent also entered into an agreement to purchase from the Company previously unissued Shares at the Offer Price in an amount that, together with Shares owned by Parent and its affiliates immediately after the Offer and the acquisition of Shares pursuant to such stockholder agreements, represents 51% of the outstanding Shares on a fully-diluted basis. These agreements are subject to certain conditions and termination rights which generally expire at 11:59 p.m., Chicago time, on March 30, 1998.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) a Letter of Transmittal (either the original Letter of Transmittal previously circulated with the Offer to Purchase or the revised Letter of Transmittal circulated with the Supplement may be used), or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the revised Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

     Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, May 14, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses as set forth in the Offer to Purchase and the Supplement and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION TO RECEIVE, SUBJECT TO THE CONDITIONS OF THE OFFER, THE INCREASED OFFER PRICE OF $34.50 PER SHARE (PROVIDED THAT THE MERGER AGREEMENT AND THE STOCK PURCHASE AGREEMENTS CONTINUE IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR TERMS) IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE DESCRIBED IN SECTION 2 OF THE OFFER TO PURCHASE, IF SUCH PROCEDURE WAS UTILIZED.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and the Supplement and is incorporated herein by reference.

     The Company has supplied to the Purchaser the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Supplement, the related revised Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase, the Supplement, and the revised Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase, the Supplement, the revised Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, as set forth below, and copies will be furnished at the Purchaser's expense. No fees or commissions will be paid by Parent or the Purchaser to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                        [Georgeson & Company Inc. Logo]

                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers call collect (212) 440-9800
                   All others call toll free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                           Bear, Stearns & Co. Inc.

                                245 Park Avenue
                           New York, New York 10167
                        Call Toll Free: (888) 308-6708


March 30, 1998